SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


        This Amendment made as of the 1st day of January, 1996, by and between Superior Services, Inc., a Wisconsin Corporation (the
   "Corporation"), and Peter J. Ruud (the "Employee").

                                   Witnesseth

        Whereas, the Corporation and the Employee previously entered into an Employment Agreement dated as of September 1, 1993, as previously amended (the "Agreement"); and

        Whereas, the parties desire to further amend the Agreement as set forth herein.

        Now, Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

        1. Section 2 of the Agreement is amended in its entirety to read as follows:

             "2. Term. Subject only to the provisions of Section 11 of this Agreement, the term of the Employee's employment under this Agreement shall be for an initial term of three (3) years. This Agreement shall be automatically renewed for three (3) year terms at the end of each year (or any renewal term thereafter), unless either party delivers notice of termination 30 days prior to the end of such initial term (or any renewal term thereafter). "

        2. Section 4 of the Agreement is amended in its entirety to read as follows:

             "4. Base Salary; Annual Bonuses. A base salary shall be payable to the Employee by the Corporation as a guaranteed annual amount under this Agreement equal initially to One Hundred Forty Thousand Dollars ($140,000) for each compensation year (as the same may be adjusted as provided herein, the "Base Salary"), which shall be payable in intervals consistent with the Corporation's normal payroll schedules (but in no event less than semi-monthly). The Base Salary shall be subject to being increased in the sole discretion of the Compensation Committee of the Board of Directors of the Corporation (the "Compensation Committee") but only in such form and to such extent as the Compensation Committee may from time to time approve. The official action of the Compensation Committee increasing the Base Salary payable to the Employee shall modify the amount of Base Salary stated in this Section 4. The Base Salary, as in effect from time to time, may not be reduced without the written consent of the Employee.

                  In addition, to the Base Salary, the Corporation shall pay
             Employee, upon achievement of the criteria and targets described below, an annual cash bonus or other incentive cash compensation of an amount to be determined by the Compensation Committee, which amount shall be not less than fifty percent (50%) of the Base Salary for fiscal year 1996, together with grants of incentive stock options to purchase shares of the Corporation's Common Stock, at a price equal to the fair market value on the date of grant. The Employee shall be eligible to receive such annual cash bonus and any stock option grant upon achievement of the criteria and targets established by the Corporation for the Employee's 1996 incentive compensation, adjusted annually to reflect the Corporation's budgeted and targeted financial performance. The number of options which Employee shall be eligible to receive upon achievement of the performance criteria established by the Compensation Committee from time to time may be adjusted by the Compensation Committee each year during the term of this Agreement, but shall not be less than twenty thousand (20,000) for each year. The Corporation shall not be obligated to increase the number of options which Employee shall be entitled to receive each year."

        3. Section 5 of the Agreement shall be amended in its entirety to read as follows:

                  5. Fringe Benefits. The Employee shall have the right to participate in the other fringe benefit plans generally provided by the Corporation to its full-time employees; subject to the Employee's qualification for participation in such benefit plans pursuant to the terms and conditions under which such benefit plans are offered. Specifically, but without limiting the benefits and compensation the Employee may be eligible to receive from the Corporation, the Employee shall be entitled to the following:

                       (a) The Employee shall be entitled to participate in the Corporation's pension, group life, medical, and other insurance, thrift, savings, deferred compensation an automobile allowance (in no event less than $500 per month), and all other Corporation employee benefit plans, fringe benefits and allowances, as may from time to time be made available to the Corporation's full-time employees. The Corporation shall use its reasonable best efforts to maintain a life insurance policy on the life of the Employee for beneficiaries to be named by the Employee in an amount equal to at least two times the Base Salary of Employee. The Corporation shall also use its reasonable best efforts to make available to the Employee the opportunity to purchase additional life insurance coverage equal to two times the Base Salary of Employee.

                       (b) The Employee may incur reasonable business expenses while on Corporation business, including expenses for hotels, meals, air travel, telephone, gasoline, and similar items. The Corporation shall either pay such reasonable expenses directly or promptly reimburse Employee for such reasonable out-of-pocket expenses incurred by the Employee upon presentation of receipts and an itemized accounting of the expenses for which such reimbursement is sought and any other documentation necessary to comply with applicable Internal Revenue Service rules and regulations.

                       (c) The Employee shall be entitled to four (4) weeks of paid vacation during each twelve-month period of his employment hereunder plus two (2) "personal days", to be scheduled for times mutually acceptable to the Employee and the Corporation and otherwise in accordance with policies established by the Corporation.

                       (d) The Corporation shall maintain short term disability insurance coverage which would pay disability benefits to the Employee equal to no less than two-thirds (2/3) of the Employee's Base Salary (not to exceed $2,500 per week) for a period of thirteen (13) weeks.

                       (e) The Corporation shall maintain long term disability insurance coverage which would pay disability benefits to the Employee equal to no less than two-thirds (2/3) of the Employee's Base Salary (not to exceed $10,000 per month) commencing one week after the final short-term disability payment described in paragraph 5(d).

                       (f) The Corporation shall pay the annual dues to continue the Employee's membership in the American Bar Association, Wisconsin Bar Association, and Milwaukee Bar Association. In addition, the Corporation shall pay the fees and reasonable travel expenses for the Employee's attendance at seminars and conferences to enable the Employee to complete fifteen (15) hours of continuing education credits each calendar year as required to keep in force and effect Employee's license to practice law in the State of Wisconsin."


        4. Section 7(b) of the Agreement shall be amended by deleting the reference to "two (2) years" and substituting therefor the words "three
   (3) years".

        5. Section 11(a) of the Agreement shall be amended in its entirety and the following subsections substituted therefore:

                  "(a) Termination By The Corporation.  The employment of the
             Employee under this Agreement, while the Employee is on active status, may be terminated at any time by the Corporation, acting through its Board of Directors (and not a committee thereof),

                       (i) for cause in the event of the Employee's willful failure to perform, or gross negligence in the performance of, his duties and obligations under this Agreement (except by reason of incapacity due to disability) if he shall have either failed to remedy such alleged breach within thirty (30) days from his receipt of written notice either from the Board of Directors or the Chief Executive Officer of the Corporation, demanding that he remedy such alleged breach, and provided further that the Employee thereafter shall have received a certified copy of a resolution of the Board of Directors of the Corporation adopted by the affirmative vote of a majority of the entire membership of the Board of Directors (excluding for all such purposes, including determination of the entire membership, the Employee if he is then serving on the Board) at a meeting at which the Employee was given an opportunity to be heard finding that the Employee was guilty of conduct set forth in this paragraph, and specifying the particulars thereof in detail,

                       (ii) upon a determination that the Employee (A) has
             engaged in willful fraud or defalcation involving material funds or other assets of the Corporation, or (B) has been convicted of, or has pled nolo contendere to, a felony or other crime involving moral turpitude,

                       (iii) for any reason in its sole discretion upon written notice to the Employee effective on the date that is three (3) years after the date on which such notice is received by the Employee or

                       (iv) upon termination of the initial three (3) year
             term or any renewal term if the Corporation has delivered notice to the Employee at least thirty (30) days prior to such date.

                  (b) Termination Payment. In the event of termination of the Employee's employment under this Agreement by the Corporation under either Section 4(A)(i) or (ii), the Employee shall only be entitled to receive the monthly installment of his Base Salary being paid at the time of such termination. If this Agreement is terminated pursuant to Section 11(a)(iii) or 11(a)(iv), the Corporation shall be obligated to pay to the Employee a severance payment equal to three (3) years of the Employee's Base Salary, together with an amount equal to the Employee's annual bonus for the year preceding the year of such termination prorated to the time of termination, which severance payment shall be payable in a lump sum payment within fifteen
             (15) days of the termination of the Employee's employment. In addition, the Employee shall be allowed to continue to participate in the Corporation's medical and dental plans for that period of time following termination of employment pursuant to Section 11(a)(iii) or 11(a)(iv) the Employee is entitled to continue participation under applicable state and federal laws, at the same level of benefits and cost to the Employee as was in effect while he was actively employed.

                  (c) Termination By Employee. Employee shall have the right at any time during his employment, by giving written notice to the Chief Executive Officer of the Corporation, to terminate the Employee's employment under this Agreement effective ninety (90) days after the date on which such notice is given by the Employee. In the event the Employee shall make such election under this Section 11(c), the Employee shall, in addition to all other reimbursements, payments, or other allowances required to be paid under this Agreement or under any other plan, agreement, or policy which survives the termination of this Agreement, be entitled to be paid, the Base Salary payable during such ninety (90) day period after the giving of such notice. Thereupon, this Agreement shall terminate and Employee shall have no further rights under or be entitled to any other benefits of this Agreement, provided that the provisions of Section 7 shall survive such termination.

                  (d) Death. In the event of the Employee's death during the term of his employment hereunder, the Corporation shall pay to the Employee's surviving spouse or to the executor or administrator of the Employee's estate (if his spouse shall not survive him) an amount equal to the installments of his Base Salary then payable pursuant to Section 4, solely for the month in which he dies. Except for such payment, all other payments and obligations of the Corporation shall cease upon the Employee's death.

                  (e) Disability. In the event because of physical or mental illness or personal injury the Employee shall become permanently disabled (as defined in the long-term disability insurance policy maintained by the Corporation for the benefit of the Employee) the Corporation may elect to terminate the Employee's employment under this Agreement on a date which is not less than one hundred eighty (180) days after the date on which written notice of such termination is received by the Employee in which event the Corporation shall continue to pay to the Employee the Base Salary payable during such 180 day period reduced, in any case however, by the amount of any payments made to such Employee under the coverage then afforded to the Employee by the Corporation's disability benefit plan in effect at the time such disability determination is made. The Employee shall, during such disability and until the effective date of the termination of this Agreement and of payments hereunder by the Corporation to the Employee, be allowed to continue to participate in the Corporation's health insurance plan to the extent permitted by the then-current terms of the applicable benefit plans, at the same level of benefits and cost to the Employee as was in effect while he was actively employed.

                  (f) Effect of KEESA. This Agreement shall be subject in all respects to the provisions of the Key Executive Employment and Severance Agreement dated as of August 15, 1995, between the Corporation and the Employee (the "KEESA"). This Agreement (other than Section 7) shall terminate upon a Change In Control as defined in the KEESA. In such event, the Employee shall have no further rights under or be entitled to any other benefits of this Agreement, other than compensation or benefits accrued through the date of termination of this Agreement, provided that the Employee shall continue to be bound by the provisions of
             Section 7."

        6.   Section 11(b) of the Agreement shall be renumbered as Section
   11(g).

        7. Section 13(a) of the Agreement is amended by deleting the reference to "paragraph 11(a)(iii) or (iv)" from the second sentence in such Section and by substituting therefor the words "paragraph 11(a)(i) or
   (ii)".

        8. Except as set forth herein the terms of the Employment Agreement shall remain unaltered and in full force and effect.

        In Witness Whereof, the parties have entered into this Second Amendment as of the day and year set forth above.

   Superior Services, Inc.                 Employee

   By:  ______________________________     ______________________________
        G.W. "Bill" Dietrich, President    Peter J. Ruud
        and Chief Executive Officer


   Approved by the Compensation Committee of the Board of Directors:

   By:  ______________________________
        Francis, J. Podvin, Chairman